Exhibit 10.2

CONSULTING Agreement

This Consulting Agreement (“Agreement”) is made and entered into on 22 January 2026 by and between SharonAI Operations, LLC (the “Company”), and Wolfgang Schubert (“Consultant”) (each of the Company and Consultant herein referred to individually as a “Party” or collectively as the “Parties”). This Agreement will become effective on 22 JAN 2026 (the “Effective Date”).

WHEREAS, the Company desires to retain Consultant to perform the limited services set forth herein and Consultant is willing to perform such services for the Company on the terms herein below. The Parties, intending to be legally bound, and in consideration of the mutual promises contained herein, agree as follows:

1. Consultant Services and Terms.

(a) Services. The Company hereby retains Consultant to render, and Consultant hereby agrees to render to the Company and the Company’s affiliates (collectively, the “Company Group”), during the term of this Agreement, as a Country Manager – USA, to assist in managing the Company Group’s interest in Texas Critical Data Centers LLC (“TCDC”), including, but not limited to, the sale of the Company Group’s ownership interests in TCDC and serving as a Manager of TCDC on behalf of the Company Group, managing new project development for the Company Group in the United States and supporting the business of the Company Group in the United States, including, but not limited to, serving as the agent for service of process for Company Group members in the United States (the “Services”). This is not a contract of employment. Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by Consultant on a project will be generally within Consultant’s control, and the Company will rely on Consultant to put in the necessary number of hours as are necessary to fulfill the requirements of this Agreement. Consultant shall perform all services rendered to the Company in a professional manner to the best of Consultant’s abilities and will use his best efforts to perform the services in a manner satisfactory to the Company. Consultant will make all revisions to the work product that the Company reasonably requires, and will provide status reports and any other information and documentation upon request.

(i) Tools, Equipment and Instrumentalities. Consultant agrees to supply his own instrumentalities that Consultant deems necessary to perform the Services.

(ii) Final Results. In the performance of the Services, Consultant has the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained. However, the Services contemplated by this Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

(iii) Scope of Authority. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Consultant shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of an authorized representative of the Company.

(b) Relationship of Parties. It is understood and agreed that Consultant is an independent contractor and not an agent, employee, director, manager or officer of the Company for any purpose, including without limitation, benefits eligibility, overtime eligibility and federal or state tax purposes. Consultant shall have no authority whatsoever to act on behalf of the Company or bind the Company by contract or otherwise without express written authorization from the Company. Consultant shall provide a W-9 concurrently with execution of this Agreement.

(c) Taxes. Consultant acknowledges and agrees that it is the obligation of Consultant to report as self-employment income all compensation received by Consultant pursuant to this Agreement. The Company will report the amount it pays to Consultant on IRS Forms 1099 to the extent required to do so under applicable Internal Revenue Code provisions and state or local law. Consultant agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed by law on the Company to pay any withholding taxes, social security, workers’ compensation insurance, unemployment, or disability insurance or similar items in connection with any payments made to Consultant by the Company pursuant to this Agreement.

(d) Benefits. Consultant is not eligible for, and shall not participate in, any Company pension, health, insurance, or other fringe benefit plan, except as otherwise agreed to by the Parties.

(e) Indemnification. Consultant shall defend, indemnify and hold harmless the Company and its officers, directors, agents and employees from and against any and all actions, costs, claims, losses, and/or expenses including attorneys’ fees arising out of or resulting from the negligence of Consultant.

(f) Licenses, Certificates, Insurance and Permits. If any license, certificate, bond, insurance or permit is required for the proper and lawful conduct of Consultant’s business or other activity carried on at the Company, or if a failure to procure such a license, certificate, bond, insurance or permit might or would in any way affect the operations of the Company, then Consultant, at its expense, shall duly procure and thereafter maintain such license, certificate, insurance or permit and submit evidence of the same to inspection by the Company.

(g) Non-Exclusivity. During the term of this Agreement, Consultant’s services to the Company are not expected to be exclusive to the Company, and Consultant may provide services to other persons or entities, so long as such services do not conflict with Consultant’s performance of the Services, do not violate the terms of this Agreement and/or do not breach Consultant’s obligations in any restrictive covenant agreement by and between Consultant and the Company.

2. Term and Termination. The term of this Agreement shall commence on 22 January 2026 and shall continue until 6 months after it commences (such period, the “Consulting Period”). The Consulting Period and this Agreement may be subject to early termination by either the Company or Consultant upon thirty (30) days’ advanced written notice.

(a) Survival of Terms. Notwithstanding the foregoing, Section 1(e) (“Indemnification”), Section 5 (“Confidentiality/Non-Disclosure”), Section 6 (“Intellectual Property Rights”) and Section 7 (“Arbitration”) of this Agreement will survive the termination of this Agreement.

3. Compensation. In consideration for the services rendered pursuant to this Agreement, (i) during the Consulting Period, Consultant will be paid a monthly consulting fee of $8,334 and (ii) SharonAI Holdings Inc., parent company to the Company (“Parent”) shall issue a one-time grant of equity under the Parent 2025 Omnibus Equity Incentive Plan (the “Plan”) to Consultant with an aggregate grant date fair market value equal to Fifty Thousand Dollars ($50,000.00) (the “Equity Award”). The number of shares underlying the Equity Award shall be derived by dividing the aggregate grant date fair value of the Award by the fair market value of a share of Parent Class A Ordinary Common Stock, par value $0.0001 (the “Common Stock”), on the applicable date of grant. The Equity Award shall vest one hundred percent (100%) on date of grant. These awards shall be subject to the terms and conditions of the and an award agreement. All other terms and conditions of such Awards shall be governed by the terms and conditions of the Plan and the applicable award agreement. The Equity Award shall be granted prior to the end of the Consulting Period.

As a condition to the grant of the Awards, Consultant agrees that, in connection with any public offering (whether in the U.S. or elsewhere, including, but not limited to Australia), direct listing, merger, de-SPAC transaction, business combination, or other liquidity or capital markets transaction involving Parent, Consultant shall, if requested by Parent or any managing underwriter(s) or financial advisor, enter into and be bound by a lock-up, market standoff, or similar agreement with respect to shares of Parent’s capital stock issued or issuable upon settlement of the Awards or otherwise held by Consultant, on terms and conditions that are, in the aggregate, no more restrictive than those entered into by members of Parent’s senior management in connection with such transaction.

4. Expenses. The Company shall reimburse Consultant for reasonable and necessary expenses incurred by Consultant as a consequence of performing services for the Company under this Agreement, provided that Consultant’s expenditures are reasonable and necessary and approved in writing in advance by the Company. Consultant assumes liability for all routine expenses. Non-routine expenses will be paid by the Company only if approved by the Company in advance and billed to the Company on a monthly basis with appropriate documentation.

5. Confidentiality/Non-Disclosure. Consultant agrees and acknowledges that the Company has developed Confidential Information at great time and expense and further agrees that the Company has provided and/or will provide and will continue to provide Consultant with access to Confidential Information of the Company. Consultant covenants and agrees that, except to the extent the access, use or disclosure of any Confidential Information is required to carry out Consultant’s services to the Company, during the Term and for two (2) years thereafter: (a) Consultant shall keep strictly confidential and not disclose to any person not employed by the Company any Confidential Information; and (b) Consultant shall not access, use or disclose for Consultant or for any other person or entity any Confidential Information. “Confidential Information” means all confidential, proprietary or business information related to the Company’s business (including the Business) that is furnished to, obtained by, or created by Consultant during the Term and which could be used to harm or compete against the Company. Confidential Information includes, by way of illustration, such information relating to: (a) formulae and processes used to calculate and negotiate prices to be charged customers; (b) employee performance metrics and other personnel information; (c) customers, including customer lists, preferences, contact information, contractual terms, prices, and billing histories; (d) finances, including financial statements, balance sheets, sales data, forecasts, and cost analyses; (e) plans and projections for business opportunities for new or developing business, including marketing concepts and business plans; (f) research and development activities, technical data, computer files, and software; and (g) operating methods, business processes and techniques, services, products, prices, costs, service performance, and operating results. Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6. Intellectual Property Rights. The Company will be the sole and exclusive owner of any and all inventions, discoveries, developments, designs, innovations, information, trade secrets, plans, reports, presentations, software, source code, applications, marketing and other materials, and works of authorship that are conceived, developed or made by Consultant alone or in conjunction with any other person or entity during the term of this agreement and that (1) are developed using the Company’s resources, equipment, supplies, facilities, trade secrets, or time, or (2) result from Consultant’s performance of the Services (collectively, the “Intellectual Products”). Consultant will promptly make full written disclosure to the Company all Intellectual Products created or developed by Consultant (solely or jointly with others). As a material condition to this Agreement, and the compensation Consultant is receiving under this Agreement, Consultant hereby assigns all of Consultant’s right, title, and interest in the Intellectual Products in perpetuity in all media, whether now known or later devised, and in all copyrights, patents, mask work rights, trade secrets, database rights or other intellectual property rights, however denominated. Consultant waives any so-called “moral rights” in the Intellectual Products and agrees to waive and not assert any so-called “moral rights” against the Company. Consultant will execute all papers, including patent applications, invention assignments, and copyright assignments, and will otherwise assist the Company (at the Company’s expense) to perfect its rights to the Intellectual Products. Consultant irrevocably appoints the Company as Consultant attorney-in-fact with authority to execute, on behalf of Consultant, all papers necessary to perfect the Company’s rights in the Intellectual Products. Consultant grants to the Company a non-exclusive, perpetual, world-wide, royalty-free, irrevocable license (with the right to sublicense) to use any intellectual property that Consultant uses in rendering the Contracted Services or that Consultant incorporates into any work produced in rendering the Services, including but not limited to any inventions, discoveries, innovations or works of authorship that were conceived and owned by Consultant prior to the term of this Agreement.

7. Arbitration. Consultant acknowledges that as part of this Agreement, the Parties have agreed to submit to arbitration any future disputes between them, whether or not arising out of this Agreement. Thus, all future disputes, controversies or differences which may arise between the Parties, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination, harassment, retaliation, common law or any other legal theory, including, but not limited to disputes relating to the making, performance or interpretation of this Agreement, including the relationship created by this Agreement, and claims or other disputes arising under any federal, state or local law or regulation, statute, law or ordinance whenever brought, which cannot be settled by the Parties themselves, shall be settled finally and bindingly by arbitration, to be held in New York, New York, in accordance with the Federal Arbitration Act and with the Commercial Arbitration and Mediation Rules then in effect of the American Arbitration Association (“AAA”) available at www.adr.org, provided that the Company shall be responsible for all fees and costs unique to the arbitration process (recognizing that each side bears its own mediator costs and deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). In any arbitration proceeding conducted pursuant to this paragraph, the Parties shall have the right to discovery, to call witnesses, and to cross-examine the other party’s witnesses. The arbitrator shall render a final decision in writing, setting forth the reasons for the arbitration award. Both Parties are bound by this agreement to arbitrate. This does not include disputes, controversies or differences which may not by law be arbitrated, and expressly does not prevent either party from seeking equitable, including injunctive, relief in a court of competent jurisdiction and/or pursuing any claim or relief for breach of Section 5 of this Agreement in a court of competent jurisdiction. With respect to any claims for sexual harassment or sexual assault as well as any claims related thereto (‘Excludable Claims’), Consultant may elect to avoid enforcement of the duty to arbitrate and class action waiver in this agreement/policy. However, should Consultant file a lawsuit alleging both Excludable Claims and claims unrelated to the sexual harassment or sexual assault claims (‘Unrelated Claims’), the Parties agree the duty to arbitrate and class action waiver still governs the Unrelated Claims. Consultant may not elect to avoid enforcement of the duty to arbitrate and class action waiver in this agreement/policy as to the Unrelated Claims. The Parties agree to cooperate in enforcing this agreement/policy as to the Unrelated Claims, e.g., severing the Unrelated Claims and pursuing them in arbitration. THE PARTIES WAIVE THEIR RIGHT TO HAVE ANY SUCH DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT. THE PARTIES ALSO AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN THEIR INDIVIDUAL CAPACITIES, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS, REPRESENTATIVE OR COLLECTIVE PROCEEDING.

8. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

9. Entire Agreement. This Agreement sets forth the entire understanding between the parties as to the subject matter of this Agreement and merges all prior discussions, negotiations, letters of understanding or other promises, whether oral or written, provided, however, that any restrictive covenants to which Consultant remains subject in any other agreement between the Company and Consultant remain in full force and effect.

10. Modification. No waiver, alteration, or modification of this Agreement shall be valid unless made in writing and signed by the Party to be charged.

11. Assignment. Consultant may not assign this Agreement to any person in whole or part without the prior written consent of the Company.

12. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

13. Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed effective when received and shall be deliverable in person, or by facsimile transmission (with confirmation of receipt), or by mail, postage prepaid, for delivery as registered or certified mail addressed, (i) in the case of Consultant, to Consultant at the address designated by Consultant in the signature block and (ii) in the case of the Company, to Tim Broadfoot, CFO, at tim@sharonai.com, with a copy to legal@sharonai.com, or such other address as the Company may designate in writing to Consultant.

14. Headings. The division of this Agreement into sections, clauses, paragraphs or subdivisions thereof, and the insertion of headings, are for convenience of reference only and shall not affect the construction or interpretation hereof.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signed signature pages may be transmitted by facsimile, and any such signature shall have the same legal effect as an original.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by themselves or their duly authorized officers as of the date and year first above written.

WOLFGANG SCHUBERT		SHARONAI OPERATIONS, LLC

By:	/s/ Wolfgang Schubert	By:	/s/ James Manning
Address:	1150 Park Avenue, Apt 3A New York, NY 10128	Title:	Chairman
Email Address:	wolf@sharonai.com	Date:	01/22/2026
Date:	01/21/2026

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